The Hamilton
Miami, Florida

First Quarter 2023

Earnings Release and
Supplemental Schedules

Aimco
CREATING VALUE

Table of Contents

Page
3	Earnings Release
8	2023 Outlook
11	Consolidated Statements of Operations
12	Consolidated Balance Sheets
13	Schedule 1 – EBITDAre and Adjusted EBITDAre
14	Schedule 2 – Aimco Leverage and Maturities
15	Schedule 3 – Aimco Portfolio
16	Schedule 4 – Aimco Capital Additions
17	Schedule 5 – Aimco Development and Redevelopment Project Summaries
19	Schedule 6 – Stabilized Operating Properties
20	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
21	Schedule 8 – Net Asset Value Components
22	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Reports First Quarter Results and Provides Recent Highlights

Denver, Colorado, May 4, 2023 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today first quarter results for 2023 and provided highlights on recent activities.

Wes Powell, Aimco President and Chief Executive Officer, comments: “The fundamentals of the U.S. apartment market in general, and Aimco’s business in particular, remain strong. Demand for living space continues to outpace supply in most markets and that trend is evident across the Aimco portfolio as Net Operating Income ("NOI") for our stabilized properties has grown by 10% or more, year-over-year, for six consecutive quarters. In the first quarter of 2023, revenue and NOI were up 11.4% and 13.1% respectively over the prior year. Leasing activity for the month of April proved promising with double digit blended lease to lease growth.

“The Aimco team continues its track record of adding value through our development program. Active projects remain on budget and on track to produce more than $55 million of annual NOI upon their stabilization. At The Hamilton, in Miami, Florida, construction was completed in April and the property is now 90% leased at rental rates well ahead of initial projections.

“We are also adding value through the planning and entitlement of our future development opportunities having invested approximately $6 million in those activities during the first quarter. Aimco maintains considerable optionality in regard to its development pipeline given the ability to extract value, and maximize risk adjusted returns, at various points in the pre-development process.

“The previously announced sale of our Parkmerced mezzanine loan investment remains on track. The buyer’s deposit became non-refundable in April and closing is scheduled for the second quarter. Together with the monetization of the swaption purchased to hedge against interest rate increases, we expect the sale to result in gross proceeds of approximately $220 million and the further simplification of the Aimco business.

“Our balance sheet remains safe and benefits from attractive, primarily assumable, in place financing. Including extensions, we have only $75 million of debt coming due over the next 36 months, the majority of which we plan to opportunistically retire when the loans are open for repayment, without penalty, later in 2023.

“The Aimco board and management team remain committed to maximizing and unlocking value for Aimco shareholders. Year-to-date, through April 30, we acquired more than 2.4 million shares of Aimco common stock at an average price of $7.36 per share.

“I offer my thanks to the Aimco team for their hard work and continued good results.”

Financial Results and Recent Highlights

•
Net loss attributable to common stockholders per share, on a fully dilutive basis, was $0.06 for the quarter ended March 31, 2023, compared to net income per share of $0.05 for the same period in 2022, due primarily to a reduction in accrued mezzanine loan income recognition and fair value adjustments on Aimco's interest hedging instruments.

First Quarter 2023 Earnings Release and Supplemental Schedules | 3

•
First Quarter 2023 Revenue, Expenses, and NOI from Aimco’s Stabilized Operating Properties were up 11.4%, 7.6%, and 13.1%, respectively, year over year, with average revenue per apartment home of $2,227, up $238 year over year.
•
Construction has been completed at The Hamilton, in Miami, Florida, where, as of April 30, 2023, the building's 276 apartment homes were 90% leased at rental rates well ahead of underwritten estimates.
•
As of April 30, 2023, total shareholder return ("TSR") since the December 15, 2020 spin-off of AIR Communities was 43.2% and year-to-date was 9.8%.

Value Add, Opportunistic & Alternative Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s Value Add and Opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of March 31, 2023, Aimco had five active development and redevelopment projects located in four U.S. markets, in varying phases of construction and lease-up. These projects remain on track, as measured by construction budget and lease-up metrics. Additionally, Aimco has a pipeline of future value-add opportunities totaling approximately 14 million gross square feet of development in Aimco's target markets of Southeast Florida, the Washington D.C. Metro, and Colorado's Front Range. During the first quarter, Aimco invested $64.8 million in development and redevelopment activities. Updates include:

•
In Miami, Florida, construction and repositioning of The Hamilton is now complete. Demand for rental housing in Southeast Florida remains robust, especially for unique waterfront properties. As of April 30, 2023, 90% of the building's 276 units were leased or pre-leased at rates well ahead of underwritten rents.
•
In Bethesda, Maryland, construction is progressing on plan at the first phase of Strathmore Square, which will contain 220 highly tailored apartment homes when complete in 2025. This suburban infill project is located adjacent to the Grosvenor-Strathmore Metro station and the Strathmore Performing Arts Campus, and is 1.5 miles from The National Institutes of Health main campus. Funding for the $164.0 million project is fully secured with Aimco having a remaining equity commitment, as of April 30, 2023, of $7.4 million.
•
In upper northwest Washington D.C., construction at Upton Place continues on schedule and on budget. Aimco plans to start pre-leasing Upton’s 689 apartment homes during the summer of 2023 in anticipation of initial delivery in the fourth quarter of 2023. To date, 80% of the project's 105K square feet of retail space has been leased and Aimco has received letters of intent from retailers on another 16%.
•
In Corte Madera, California, construction is ongoing at Oak Shore where 16 luxury single family rental homes and eight accessory dwelling units are being developed. Aimco expects to deliver the first homes in the third quarter with pre-leasing efforts having begun in the first quarter of 2023.
•
In Aurora, Colorado, The Benson Hotel and Faculty Club, a 106-key boutique hotel and event center with 18K square feet of event space, is complete and open to guests. As the only ‘on campus’ accommodations, The Benson is garnering strong interest from the many departments and offices

First Quarter 2023 Earnings Release and Supplemental Schedules | 4

located on the surrounding Anschutz Medical Campus, which includes The University of Colorado Medical School, UC Health Hospital, Children’s Hospital Colorado, The Rocky Mountain VA Medical Center and the burgeoning Fitzsimons Innovation Community.
•
In the first quarter 2023, Aimco invested $5.7 million into future development pipeline projects located in Southeast Florida, the Washington D.C. Metro, and Colorado’s Front Range. Programming, design, documentation and entitlement efforts continue with projected unit counts and rentable square footage on track to meet or exceed initial projections. Aimco has received Urban Development Review Board approvals related to its 34th Street and Biscayne Boulevard properties in Miami’s Edgewater neighborhood, conditional approvals on its Broward Boulevard sites in Fort Lauderdale, and earlier this month submitted a major amendment to the existing approval for the first phase of development at its site in Fort Lauderdale’s Flagler Village neighborhood. As part of Aimco's capital allocation strategy, it may choose to monetize certain pipeline assets prior to vertical construction in an effort to maximize value add and risk adjusted returns.

Alternative Investments

Aimco’s current alternative investments are primarily those investments originated prior to the separation from AIR Communities and include a mezzanine loan secured by a stabilized multifamily property with an option to participate in future multifamily development, as well as three passive equity investments. Over time, we plan to significantly reduce capital allocated to these investments. Updates include:

•
In February 2023, Aimco entered into an agreement to sell the Parkmerced mezzanine loan for $167.5 million. The initial $5 million deposit received by the purchaser became nonrefundable in April 2023 when various conditions, including transfer consents, were cleared. The sale is scheduled to close in the second quarter of 2023. Together with the monetization of the $1.5 billion notional swaption, purchased in conjunction with the mezzanine loan investment to protect against future interest rate increases, Aimco expects gross proceeds from these transactions to be approximately $220 million.

Investment Activity

Aimco is focused on growing the business, and delivering strong investment returns, through development and redevelopment activities, funded primarily through third-party capital. Updates include:

•
In February 2023, Aimco entered into an option agreement with the Fitzsimons Redevelopment Authority. If exercised, the option allows for the long-term lease of 4.8 acres of land located on the Anschutz Medical Campus in Aurora, Colorado that can accommodate approximately 850K square feet of commercial life science development built out over multiple phases. The option's annual cost is approximately $0.5 million.

First Quarter 2023 Earnings Release and Supplemental Schedules | 5

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

Aimco’s operating properties produced solid results for the quarter ended March 31, 2023.

	First Quarter
Stabilized Operating Properties	Year-over-Year			Sequential
($ in millions)	2023	2022	Variance	4Q 2022	Variance
Average Daily Occupancy	98.0%	98.5%	(0.5)%	97.4%	0.6%
Revenue, before utility reimbursements	$36.7	$32.9	11.4%	$35.9	2.1%
Expenses, net of utility reimbursements	11.2	10.4	7.6%	10.1	11.1%
Net operating income (NOI)	25.5	22.5	13.1%	25.9	(1.5%)

•
Revenue in the first quarter 2023 was $36.7 million, up 11.4% year-over-year, resulting from a $238 increase in average monthly revenue per apartment home to $2,227, offset by a 50-basis point decrease in Average Daily Occupancy to 98.0%.
•
New lease rents increased 7.0% and Aimco retained 54.5% of residents whose leases were expiring during the quarter at rents 9.0% higher, on average, than the previous lease.
•
The median annual household income of new residents was more than $125,000 in the first quarter 2023, representing a rent to income ratio of 19.5%.
•
Expenses in the first quarter 2023 were up 7.6% year over year due primarily to higher net utilities and insurance. Sequentially, expenses in the first quarter 2023 were higher than the fourth quarter 2022 due primarily to seasonally higher costs related to winter weather in Boston and Chicago.
•
Net operating income in the first quarter 2023 was $25.5 million, up 13.1% year-over-year.
•
During April, the preliminary results show steady demand with 10.3% blended rent increases for transactions across the portfolio.

Other Real Estate Operations

Aimco also owns 1001 Brickell Bay Drive, a waterfront office building in Miami, Florida, owned as part of a larger assemblage with substantial development potential. Leases within the building have been executed on terms of less than four years or contain redevelopment provisions as needed to maximize the value of the underlying development rights.

The Miami office market remains active. Following first quarter lease expirations, as of March 31, 2023, the building was 77% occupied, and by the end of April the building was 79% leased.

First Quarter 2023 Earnings Release and Supplemental Schedules | 6

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including having at all times ample liquidity. As of March 31, 2023, Aimco had access to $336.1 million, including $163.6 million of cash on hand, $22.5 million of restricted cash, and the capacity to borrow up to $150.0 million on its revolving credit facility.

Aimco’s net leverage as of March 31, 2023, was as follows:

	as of March 31, 2023
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)
Total non-recourse fixed rate debt	$779,395	7.9
Total non-recourse floating rate debt	156,486	1.9
Total non-recourse construction loan debt	152,734	2.8
Cash and restricted cash	(186,090)
Net Leverage	$902,525

As of March 31, 2023, 98% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection. Aimco's total debt maturities for the next 36 months, inclusive of all contractual extension rights, total approximately $75 million and the majority of which are higher cost loans prepayable at par later this summer when Aimco intends to retire approximately $60 million.

Partner Equity Financing

•
In March, Alaska Permanent Fund Corporation made an initial funding payment to Aimco towards its share of land and pre-development costs at Aimco's Fitzsimons 4 pipeline project, located on the Anschutz Medical Campus in Aurora, Colorado, representing the first investment to be funded pursuant to the programmatic equity agreement signed in August 2022. Land and pre-development costs are estimated to be approximately $7 million, of which Aimco’s share is $1.75 million.

Public Market Equity

Common Stock Repurchases

•
In the first quarter, Aimco repurchased 2.0 million shares of its common stock at a weighted average price of $7.27 per share. In 2023, through April 30, Aimco has repurchased more than 2.4 million shares of its common stock at a weighted average price of approximately $7.36 per share.

Commitment to Enhance Stockholder Value

•
As previously announced, the Aimco Board of Directors, in consultation with management and its corporate advisory team, is overseeing the review of a broad range of options to further enhance and unlock value for Aimco stockholders. The review, and the timing of any action that may result, is taking into consideration a host of factors including the health and stability of financial markets as well as the continued advancement of Aimco’s previously defined strategic plan. There can be no assurance that the ongoing review will result in any transaction.

First Quarter 2023 Earnings Release and Supplemental Schedules | 7

2023 Outlook

	2023 Outlook
$ in millions (except per share amounts), Square Feet in millions	2023 Full Year Forecast	First Quarter 2023
Net income (loss) per share – diluted	$(0.33) - $(0.23)	$(0.06)

Active Developments and Redevelopments
Total Direct Costs of Projects Underway [1]	$815	$815
Direct Project Costs	$165 - $185	$47.7
Other Capitalized Costs	$30 - $31	$10.0
Construction Loan Draws	$150 - $170	$36.5
JV Partner Equity Funding	$0	$0
AIV Equity Funding	~$45	$21.2

Pipeline Projects
Pipeline Size Gross Square Feet [1]	14.0	14.0
Pipeline Size Multifamily Units [1]	6,544	6,544
Pipeline Size Commercial Sq Ft [1]	1.7	1.7
Planning Costs	$20 - $25	$5.7

Real Estate Transactions
Acquisitions	None	None
Dispositions [2]	$220	None

Operating Properties
Revenue Growth, before utility reimbursements	5.0% - 7.0%	11.4%
Operating Expense Growth, net of utility reimbursements	5.25% - 7.25%	7.6%
Net Operating Income Growth	5.0% - 7.0%	13.1%
Recurring Capital Expenditures	$11 - $13	$2.3

General and Administrative	$33 - $35	$8.6

Leverage
Interest Expense, net of capitalization [3]	$38 - $41	$7.0

[1] Includes land or leasehold value, calculated as the quarterly average.

[2] Dispositions include the expected gross proceeds from the sale of the Parkmerced mezzanine investment and the monetization of the related swaption.

[3] Includes contractual interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

First Quarter 2023 Earnings Release and Supplemental Schedules | 8

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced professionals based in three regions, where it will focus its new investment activity: Southeast Florida, the Washington D.C. Metro Area and Colorado's Front Range. By regionalizing this platform, Aimco is able to leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities and is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Sr. Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

First Quarter 2023 Earnings Release and Supplemental Schedules | 9

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding our future plans and goals, including our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding lease growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, and changes to our corporate governance. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2023 plans and goals may not be completed, as expected, in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including, increases in interest rates and other force-majeure events. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

First Quarter 2023 Earnings Release and Supplemental Schedules | 10

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2023	2022
REVENUES:
Rental and other property revenues	$44,268	$49,994

OPERATING EXPENSES:
Property operating expenses	17,504	19,221
Depreciation and amortization	16,271	23,118
General and administrative expenses	8,403	9,472
Total operating expenses	42,178	51,811

Interest income	2,058	555
Interest expense	(9,725)	(14,601)
Mezzanine investment income (loss), net	(128)	8,237
Realized and unrealized gains (losses) on interest rate options	(1,057)	18,778
Realized and unrealized gains (losses) on equity investments	137	(4,332)
Income from unconsolidated real estate partnerships	174	256
Other income (expense), net	(3,498)	(1,020)
Income (loss) before income tax benefit	(9,949)	6,056
Income tax benefit (expense)	4,196	4,056
Net income (loss)	(5,753)	10,112
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,274)	(1,470)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(264)	2
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	474	(435)
Net income (loss) attributable to Aimco	$(8,817)	$8,209

Net income (loss) attributable to common stockholders per share – basic	$(0.06)	$0.05
Net income (loss) attributable to common stockholders per share – diluted	$(0.06)	$0.05

Weighted-average common shares outstanding – basic	145,827	149,790
Weighted-average common shares outstanding – diluted	145,827	150,348

First Quarter 2023 Earnings Release and Supplemental Schedules | 11

Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31,	December 31,
	2023	2022
Assets
Buildings and improvements	$1,391,963	$1,322,381
Land	640,892	641,102
Total real estate	2,032,855	1,963,483
Accumulated depreciation	(545,604)	(530,722)
Net real estate	1,487,251	1,432,761
Cash and cash equivalents	166,149	206,460
Restricted cash	22,485	23,306
Mezzanine investments	158,430	158,558
Interest rate options	60,508	62,387
Unconsolidated real estate partnerships	16,470	15,789
Notes receivable	39,363	39,014
Right-of-use lease assets - finance leases	110,625	110,269
Other assets, net	127,894	132,679
Total assets	$2,189,175	$2,181,223

Liabilities and Equity
Non-recourse property debt, net	$929,291	$929,501
Construction loans, net	155,691	118,698
Total indebtedness	1,084,982	1,048,199
Deferred tax liabilities	114,883	119,615
Lease liabilities - finance leases	116,212	114,625
Accrued liabilities and other	97,220	106,600
Total liabilities	1,413,297	1,389,039

Redeemable noncontrolling interests in consolidated real estate partnerships	167,129	166,826

Equity:
Common Stock	1,448	1,466
Additional paid-in capital	489,304	496,482
Retained earnings	41,087	49,904
Total Aimco equity	531,839	547,852
Noncontrolling interests in consolidated real estate partnerships	48,321	48,294
Common noncontrolling interests in Aimco Operating Partnership	28,589	29,212
Total equity	608,749	625,358
Total liabilities and equity	$2,189,175	$2,181,223

First Quarter 2023 Earnings Release and Supplemental Schedules | 12

Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended Mar 31, 2023	Trailing 12 Months Ended Mar 31, 2023
Net Income (loss)	$(5,753)	$76,293
Adjustments:
Interest expense	9,725	68,967
Income tax (benefit) expense	(4,196)	17,124
Gains on dispositions of real estate	-	(175,997)
Lease modification income	-	(206,964)
Depreciation and amortization	16,271	152,120
Adjustment related to EBITDAre of unconsolidated partnerships	223	970
EBITDAre	$16,270	$(67,487)
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(3,274)	(10,633)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	(264)	(3,938)
EBITDAre adjustments attributable to noncontrolling interests	(16)	(496)
Mezzanine investment loss, net accrued	128	187,604
Realized and unrealized (gains) losses on interest rate options	1,057	(28,370)
Unrealized (gains) losses on IQHQ investment	-	(20,501)
Adjusted EBITDAre	$13,901	$56,180

First Quarter 2023 Earnings Release and Supplemental Schedules | 13

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate [3]
Fixed rate loans payable	$774,639	$4,915	$(159)	$779,395	7.9	4.25%
Floating rate loans payable	164,183	3,515	(11,213)	156,486	1.9	10.33%
Construction loan debt [1]	162,404	—	(9,670)	152,734	2.8	8.51%
Total non-recourse debt [2]	$1,101,227	$8,430	$(21,042)	$1,088,615	6.3	5.78%

Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(188,634)	—	2,544	(186,090)
Net Leverage	$912,593	$8,430	$(18,498)	$902,525

Aimco Share Non-Recourse Debt

	Amortization	Maturities [4]	Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2023 Q2	$953	$—	$953	—%	—%
2023 Q3	962	3,515	4,477	0.32%	12.13%
2023 Q4	977	—	977	—	—
Total 2023	2,893	3,515	6,408	0.32%	12.13%

2024 Q1	987	11,670	12,658	1.07%	11.12%
2024 Q2	991	—	991	—	—
2024 Q3	1,000	150,542	151,542	13.83%	9.26%
2024 Q4	1,015	—	1,015	—	—
Total 2024	3,993	162,212	166,205	14.90%	9.40%

2025	4,144	138,806	142,950	12.75%	9.53%
2026	2,822	75,519	78,341	6.94%	3.10%
2027	2,122	—	2,122	—	—
2028	2,201	—	2,201	—	—
2029	2,284	179,646	181,930	16.50%	4.66%
2030	2,370	—	2,370	—	—
2031	1,702	104,508	106,210	9.60%	3.20%
2032	118	221,639	221,757	20.36%	4.62%
Thereafter	0	178,121	178,122	16.36%	4.56%
Total Aimco Share	$24,649	$1,063,966	$1,088,615

[1] Aimco’s construction loan debt consists primarily of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $16.2 million of deferred financing costs.

[3] The weighted average interest rate, net of interest rate caps at March 31, 2023 was approximately 5.5%.

[4] Debt maturities are presented with the earliest maturity date and do not include contractual extension options.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

March 31, 2023
Class A Common Stock Outstanding	144,718
Participating unvested restricted stock	2,511
Dilutive options, share equivalents, and non-participating unvested restricted stock	1,769
Total shares and dilutive share equivalents	148,998
Common Partnership Units and equivalents outstanding	8,600
Total shares, units and dilutive share equivalents	157,598

First Quarter 2023 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [3]	Office and Retail Sq Ft	Hotel Keys	Development Land [4]
Consolidated
Stabilized Operating Properties	21	5,600	27.1	-	-
Other Real Estate [1]	2	40	295.0	-	-
Development and Redevelopment - Owned	4	965	103.6	106	-
Development and Redevelopment - Land [2]	7	26	-	-	23.0
Development and Redevelopment - Leased	1	24	-	-	-
Total Consolidated	35	6,655	425.7	106	23.0
Unconsolidated	6	142	-	-	2.9
Total Portfolio	41	6,797	425.7	106	25.9

Total Consolidated (Aimco Share)		6,557	415.3	106	21.3
Total Unconsolidated (Aimco Share)		73	-	-	0.6
Total Portfolio (Aimco Share)		6,630	415.3	106	21.9

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida, and
•
St. George Villas, a 40-unit apartment community that Aimco's ownership includes a partnership share.

[2] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
Two land parcels in Miami, Florida for potential future developments adjacent to The Hamilton which include 26 homes;
•
Two land parcels along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[3] Number of apartment homes includes all current apartments and those authorized for development.

[4] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

First Quarter 2023 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

Three Months Ended
March 31, 2023

Capital Replacements and Casualty	$2,259
Property Upgrades	146
Tenant Improvements	795
Development and Redevelopment	64,795
Total Capital Additions [1]	$67,995

[1] First quarter 2023 total capital additions include $53 million of Direct Capital Investment, $48 million on active projects and $5 million on projects in planning, and certain other costs capitalized in accordance with GAAP. In addition, Aimco invested approximately $1 million on unconsolidated projects in planning.

First Quarter 2023 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 5(a)

Aimco Active Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [6]	Stabilized Occupancy [6]	NOI Stabilization [6]
The Benson Hotel and Faculty Club [1]	Aurora, CO	106	—	—	—	2Q 2023	2Q 2025	4Q 2026
Upton Place [2]	Washington, D.C.	689	—	105,053	80%	4Q 2023	4Q 2025	4Q 2026
The Hamilton [3]	Miami, FL	276	88%	—	—	4Q 2022	4Q 2023	3Q 2024
Strathmore Square [4]	Bethesda, MD	220	—	9,000	—	3Q 2024	4Q2025	4Q 2026
Oak Shore	Corte Madera, CA	24	—	—	—	3Q 2023	2Q 2024	2Q 2025

Total		1,315		114,053

			Direct Capital Investment
	Location	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
The Benson Hotel and Faculty Club [1]	Aurora, CO	$6.2	$63.8	$60.7	$3.1
Upton Place [2]	Washington, D.C.	92.8	245.0	162.8	82.2
The Hamilton [3]	Miami, FL	67.1	97.6	94.5	3.1
Strathmore Square [4]	Bethesda, MD	24.9	164.0	45.1	118.9
Oak Shore	Corte Madera, CA	6.1	47.1	23.3	23.8

Total		$197.0	$617.5	$386.5	$231.0

Estimated Size of Portfolio in Active Development and Redevelopment [5]			$814.5
Estimated Stabilized NOI			$55.3

[1] Initial occupancy at The Benson Hotel and Faculty Club occurred in April 2023.

[2] At Aimco's 90% share, Direct Capital Investment for Upton Place is $221 million. The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture. In addition to the 80% of commercial square footage that is preleased, Aimco has letters of intent from retailers on another 16%.

[3] Initial occupancy at The Hamilton occurred in October 2022.

[4] Planned Direct Capital Investment for Strathmore Square at Aimco's 95% share is approximately $156 million with an expected total of $31.5 million of Aimco equity required.

[5] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.

[6] Occupancy timing and stabilization are estimates subject to change.

First Quarter 2023 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. The total development cost at full completion could exceed $5 billion. Aimco expects to fund pipeline development projects with 50% - 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, with the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, annual pipeline carry costs (exclusive of incremental investment) are minimal at approximately $2 million.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
556-640 NE 34th Street (Miami)	Hamilton House	1.10	830,000	241	5,000	1Q 2024
3333 Biscayne Boulevard (Miami)	3333 Biscayne [3]	2.80	1,760,000	650	176,000	1Q 2024
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	3Q 2024
200 Broward Boulevard (Fort Lauderdale)	200 Broward [3]	1.08	725,000	380	20,000	3Q 2024
300 Broward Boulevard (Fort Lauderdale)	300 Broward [3]	2.31	1,700,000	935	40,000	4Q 2024
901 N Federal Highway (Fort Lauderdale)	Flagler Village Phase I	4.60	1,315,000	455	200,000	4Q 2024
902 N Federal Highway (Fort Lauderdale)	Flagler Village Phase II	1.10	315,000	300	—	4Q 2026
1001-1111 Brickell Bay Drive (Miami)	Brickell Assemblage	4.25	3,200,000	1,500	500,000	2Q 2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.70	400,000	300	—	4Q 2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase IV	1.40	400,000	300	—	4Q 2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2Q 2024
Colorado's Front Range
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	1Q 2024
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	2Q 2024
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2Q 2024
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	1Q 2025
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2Q 2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	1Q 2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2Q 2028
Total Future Pipeline		39.60	14,055,000	6,544	1,682,000

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage for the Bioscience project is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

First Quarter 2023 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

1Q 2023 v. 1Q 2022			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2023	1Q 2022	Growth	1Q 2023	1Q 2022	Growth	1Q 2023	1Q 2022	Growth	1Q 2023	1Q 2023	1Q 2022	1Q 2023	1Q 2022
Boston	5	2,719	$15,907	$14,281	11.4%	$4,540	$4,283	6.0%	$11,367	$9,998	13.7%	71.5%	97.9%	98.6%	$1,991	$1,777
Chicago	7	1,495	9,687	9,015	7.5%	3,148	2,993	5.2%	6,539	6,022	8.6%	67.5%	98.1%	98.1%	2,201	2,049
New York City	3	150	1,990	1,725	15.4%	978	879	11.3%	1,012	846	19.6%	50.9%	99.5%	99.1%	4,444	3,869
SE Florida	2	729	5,983	4,965	20.5%	1,592	1,397	14.0%	4,391	3,568	23.1%	73.4%	98.2%	99.3%	2,787	2,287
Other Markets [1]	4	507	3,105	2,944	5.5%	928	845	9.8%	2,177	2,099	3.7%	70.1%	97.3%	98.4%	2,098	1,967
Total	21	5,600	$36,672	$32,930	11.4%	$11,186	$10,397	7.6%	$25,486	$22,533	13.1%	69.5%	98.0%	98.5%	$2,227	$1,989

1Q 2023 v. 4Q 2022			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2023	4Q 2022	Growth	1Q 2023	4Q 2022	Growth	1Q 2023	4Q 2022	Growth	1Q 2023	1Q 2023	4Q 2022	1Q 2023	4Q 2022
Boston	5	2,719	$15,907	$15,518	2.5%	$4,540	$3,924	15.7%	$11,367	$11,594	(2.0%)	71.5%	97.9%	97.1%	$1,991	$1,958
Chicago	7	1,495	9,687	9,589	1.0%	3,148	2,768	13.7%	6,539	6,821	(4.1%)	67.5%	98.1%	98.0%	2,201	2,182
New York City	3	150	1,990	1,977	0.7%	978	953	2.6%	1,012	1,024	(1.2%)	50.9%	99.5%	99.1%	4,444	4,432
SE Florida	2	729	5,983	5,802	3.1%	1,592	1,545	3.0%	4,391	4,257	3.1%	73.4%	98.2%	97.5%	2,787	2,720
Other Markets [1]	4	507	3,105	3,046	1.9%	928	874	6.2%	2,177	2,172	0.2%	70.1%	97.3%	96.6%	2,098	2,072
Total	21	5,600	$36,672	$35,932	2.1%	$11,186	$10,064	11.1%	$25,486	$25,868	(1.5%)	69.5%	98.0%	97.4%	$2,227	$2,195

[1] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

First Quarter 2023 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (square feet in millions) (unaudited)

As of March 31, 2023

*No transactions in the first quarter of 2023.

First Quarter 2023 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions) (unaudited)

	1Q 2023 NOI [1]	Annualized NOI
Operating Properties
Boston	$11.4	$45.5
Chicago	6.5	26.2
New York City	1.0	4.0
SE Florida	4.4	17.6
Other Markets	2.2	8.7
Total Stabilized Operating Properties	25.5	101.9
Other Real Estate [2]	2.5	10.0
Active Developments and Redevelopments (est. stabilized NOI) [3]		55.3
Total Stabilized and Other Real Estate		$167.2

		Value as of March 31, 2023
Land and Alternative Investments
Land inventory at cost [4]		$163.5
Mezzanine loan to Parkmerced Apartments, net [5]		211.7
Fair value of equity investment in IQHQ		59.7
Fair value of stock and equity investments in RE Tech Funds		4.6
Cash and cash equivalents
Cash and cash equivalents		$166.1
Restricted cash		22.5
Indebtedness
Amounts drawn on Aimco's revolving secured credit facility		$-
Non-recourse property debt, net [6]		938.8
Fair value adjustment on fixed rate property debt		(49.0)
Construction loans, net [6]		162.4
Preferred equity interests [7]		167.1
Other
Investment remaining to complete active developments and redevelopments [3]		$231.0
Other liabilities, net		128.7
Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents		157.6
Noncontrolling interests in Real Estate [8]

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.
[2] Other Real Estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida and a 40-unit apartment community that Aimco's ownership includes a partnership share.

[3] See Supplemental Schedule 5 for additional details.
[4] Includes land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is:

•
The value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be $30 - $35 million; and
•
The Brickell Assemblage, which is currently improved with two operating assets included in the annualized NOI amounts above. Based on recent comparable sales, Aimco estimates the current value of the 4.25-acre waterfront assemblage to be $125 - $175 million higher than the value of the real estate based on a capitalization of current NOI calculation.

[5] Includes the sale amount of the mezzanine loan pursuant to the agreement and the monetization of the $1.5 billion notional swaption placed related to the investment.

[6] Amounts presented excluding deferred financing costs.

[7] The value of preferred equity interests does not include a fair value adjustment, estimated to be ($21 million) at March 31, 2023.

[8] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $40 - $50 million.

First Quarter 2023 Earnings Release and Supplemental Schedules | 21

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.5% of the legal interest in the common partnership units of the Aimco OP and 94.9% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships;
•
income recognized due to the modification of leased assets; and
•
adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

First Quarter 2023 Earnings Release and Supplemental Schedules | 22

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains recognized in the second quarter 2022 by Aimco on its investment in IQHQ; and
•
the amount of interest income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes a mezzanine loan inherited by Aimco from its predecessor. The loan was made to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California, with an initial investment of $275 million. The balance of the loan, including accrued and unpaid interest, at March 31, 2023 was $379.5 million, net of non-cash impairment charges recognized in the fourth quarter 2022, the carrying value was $158.4 million.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of March 31, 2023, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$97.2
Other assets, net (per Consolidated Balance Sheet)	(127.9)
Interest Rate Options (per Consolidated Balance Sheet)	(60.5)

Adjustments
Fair value of equity investment in IQHQ	59.7
Fair value of stock and equity investments in RE Tech Funds	4.6
Land Lease on Upton Place	96.2
Oak Shore Land Lease	6.1
Interest rate swaption on mezzanine investment	53.3

Other liabilities, net (per Schedule 8)	$128.7

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or

First Quarter 2023 Earnings Release and Supplemental Schedules | 23

interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	March 31, 2023		March 31, 2022
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$44,268	$17,504	$49,994	$19,221

Adjustment: Stabilized Operating utilities reimbursement	(1,617)	(1,617)	(1,590)	(1,590)

Adjustment: Other Real Estate	(3,694)	1,192	(4,354)	1,439

Adjustment: Non-stabilized and other amounts not allocated [2]	(2,285)	(5,893)	(11,120)	(8,673)

Total Stabilized Operating (per Schedule 6)	$36,672	$11,186	$32,930	$10,397

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

First Quarter 2023 Earnings Release and Supplemental Schedules | 24

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2022 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building and an 40-unit apartment community that Aimco's ownership includes a partnership share.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

First Quarter 2023 Earnings Release and Supplemental Schedules | 25